Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Year-End 2023 Financial Results

Full Year 2023 Highlights

●	Record net income of $88.3 million, or $116.61 per share, up $13.2 million, or $20.06 per share from the prior year; resulting in increases of 17.61% and 20.78%, respectively;

●	Improved net interest margin to 4.30% from 3.81% in 2022; cost of average total deposits of 0.80%;

●	Achieved return on average assets of 1.68% and return on average equity of 17.05%;

●	Total assets at year-end were steady at $5.3 billion;

●	Loans and leases held for investment at year-end were $3.65 billion; up $142.3 million, or 4.05%, year-over-year;

●	Total deposits at year-end were $4.67 billion; down 1.9% year-over-year; no brokered deposits during 2023 or at year-end;

●
Strong liquidity position with $410.6 million in cash, $1.0 billion in investment securities of which $182.5 million are available-for-sale and a borrowing capacity of $2.3 billion with no outstanding borrowings as of December 31, 2023;

●
Strong capital position with a total risk-based capital ratio of 13.84%, common equity tier 1 ratio of 12.36%, tier 1 leverage ratio of 10.43% and a tangible common equity ratio of 10.13%; all increases from the prior year;

●	Credit quality remains strong with net recoveries for the year of $0.3 million; no nonperforming loans or leases at year-end; and a total allowance for credit losses of 2.15%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported full-year 2023 net income of $88.3 million, or $116.61 per diluted common share, up 17.61%, compared to full-year 2022 net income of $75.1 million, or $96.55 per diluted common share, compared to full-year 2022.  For the year ended December 31, 2023, return on average assets was 1.68% and return on average equity was 17.05% an increase from 1.41% and 16.04% for the same respective measures a year earlier.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President, and Chief Executive Officer, stated, “After being named the #1 performing bank in 2022 by Bank Director Magazine, we are very pleased to announce another record setting year with record net income of $88.3 million and earnings per diluted share of $116.61, up 20.78% from 2022.  We achieved this record net income despite taking $8.2 million in losses on the sale of investment securities during the year as we repositioned our portfolio to respond to the evolving interest rate environment, while also taking $9.4 million in provisions for credit losses to further strengthen our balance sheet for the uncertain economic environment that may lie ahead.  We generated $142.3 million, or 4.05% in loan growth over the past year as we continued to serve the needs of our customers.  Total deposits ebbed and flowed during the year as illustrated by a decline in the first quarter, followed by growth in the second and third quarters, before declining in the fourth quarter and ultimately ending the year slightly down from the prior year as customers sought higher yielding deposit products or investment opportunities. Our ability to maintain our deposit balances without the need for brokered deposits is attributable to the efforts of our employees and their focus on serving our customers. The Company’s strong core deposit franchise also allowed us to manage our cost of deposits, resulting in an average total cost of deposits for the year of 0.80%.  This combined with an increase in our average loan yield from 5.00% to 5.84% improved our net interest margin, which increased from 3.81% in 2022 to 4.30% in 2023.”

Mr. Steinwert continued, “Looking forward, our strong liquidity and capital position, which were beneficial to us during the industry turbulence in the first half of 2023, continues to provide us with flexibility and growth opportunities in the future.  We are well-positioned to continue our strong growth both in our established markets in the mid-Central Valley and newer markets in the east and north-bay area of San Francisco.”

Earnings

Net interest income for the year ended December 31, 2023 was $215.4 million, an increase of $21.8 million, or 11.27%, when compared with $193.6 million one year ago. Total revenue increased 15.29% to $230.3 million in 2023 compared with $199.8 million in 2022.

The Company’s net interest margin increased to 4.30% in 2023, compared to 3.81% in 2022.  The increase was primarily due to an increase in loan and lease interest and fee income from $164.0 million in 2022 to $204.5 million in 2023 as the average loan and lease yield increased from 5.00% in 2022 to 5.84% in 2023 and average loan and lease balances increased from $3.28 billion for 2022 to $3.50 billion in 2023. The increase in loan and lease interest and fee income was partially offset by an increase in interest expense due to the higher interest rate environment which resulted in an increase in the total cost of average deposits from 0.09% in 2022 to 0.80% in 2023 offset slightly by a decrease in average total deposits from $4.79 billion in 2022 to $4.66 billion in 2023.

Noninterest income increased from $6.2 million in 2022 to $14.9 million in 2023 as a result of the Company recording a $4.3 million death benefit gain on bank-owned life insurance, a reduction of $2.5 million in net losses on the sale of investment securities as the loss on the sale of securities in 2022 was $10.7 million compared to a $8.2 million net loss in 2023, and a $2.5 million increase in net gain on deferred compensation benefits.

Noninterest expense increased from $93.6 million in 2022 to $104.3 million in 2023 primarily from an increase in total employee compensation and benefits of $9.2 million and an increase in deposit insurance of $1.3 million. The Company’s expense efficiency ratio decreased to 45.31% from 46.84% in 2022 as growth in revenues outpaced the increase in operating expenses.

Balance Sheet

Total assets were steady at $5.3 billion as of December 31, 2023 compared to December 31, 2022.  Total cash and cash equivalents decreased $177.6 million from $588.3 million as of December 31, 2022 to $410.6 million as of December 31, 2023 as the Company used the cash balances to fund loan and lease growth. Total loans and leases increased $142.3 million from $3.51 billion as of December 31, 2022 to $3.65 billion as of December 31, 2023.  Total investments increased slightly from $998.2 million as of December 31, 2022 to $1.0 billion as of December 31, 2023. Total deposits at December 31, 2023 were $4.67 billion, a decrease of $91.2 million or 1.9%, compared with $4.76 billion at December 31, 2022.  Total demand deposits were $2.42 billion at December 31, 2023, compared with $2.88 billion for the same period a year earlier.  At December 31, 2023, total demand deposits comprised 51.76% of total deposits. The decrease in total deposits primarily reflects a shift in customer behavior to interest-bearing deposits as customers sought higher yielding deposit products in the current interest rate environment. The Company continues to operate with no brokered deposits due to a concerted focus on growing and fostering new customer deposit relationships.

Credit Quality

Loans and leases held for investment grew $142.3 million, or 4.05% to $3.65 billion at December 31, 2023, compared with $3.51 billion at December 31, 2022.

There were no non-performing loans or leases at December 31, 2023, compared with $0.6 million at December 31, 2022.  Non-performing loans and leases to total loans and leases were zero at December 31, 2023, compared with 0.02% at December 31, 2022.  OREO assets totaled $0.8 million at December 31, 2023 and were unchanged from the prior year. Non-performing assets to total assets were 0.02% at December 31, 2023, compared with 0.03% at December 31, 2022.

For the full year of 2023, the Company recorded net recoveries of $0.3 million compared with net charge-offs of $0.2 million for the same period a year earlier. For the twelve months ended December 31, 2023, the Company recorded a provision for credit losses of $9.4 million comprised of $7.8 million for the provision for credit losses on loans and leases and $1.6 million for the provision for credit losses on unfunded commitments.  The allowance for credit losses on loans and leases increased by $8.1 million to $75.0 million, or 2.05% of total loans and leases at December 31, 2023 compared with $66.9 million or 1.90% for the same period a year ago.  The allowance for credit losses on loans and leases and unfunded commitments totaled $78.66 million or 2.15% as of December 31, 2023 compared to $68.98 million or 1.96% as of December 31, 2022.

Capital

The Company’s and Bank’s regulatory capital ratios remain strong and meet the highest possible regulatory classification of “Well Capitalized”. At December 31, 2023, the Company’s preliminary total risk-based capital ratio was 13.84%, the common equity tier 1 capital ratio was 12.36% and the tier 1 leverage capital ratio was 10.43% an increase from 13.06%, 11.57% and 9.36% as of December 31, 2022, respectively.  At December 31, 2023, the tangible common equity ratio was 10.13% an increase of 126 basis points from 8.87% at December 31, 2022.  Tangible book value per share increased to $717.05 per share at December 31, 2023, up 16.89% compared with $613.42 a year ago.

During 2023, the Company repurchased a total of 20,366 shares or approximately 2.65% of the total shares outstanding as of December 31, 2022 for $20.2 million under the combined $20.0 million share repurchase program authorized in November 2022 and the additional $25.0 million share repurchase program authorized in November 2023 which extends the program through December 31, 2024.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.3 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.

In July 2023 Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.

Farmers & Merchants Bancorp has paid dividends for 88 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 54 publicly traded companies referred to as “Dividend Kings”, and is ranked 18th in that group based on consecutive years of dividend increases.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 Community Reinvestment Act (“CRA”) evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 107 years ago.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, pandemics, geopolitical risks, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

FINANCIAL HIGHLIGHTS
	For the Year-Ended
(dollars in thousands, except per share amounts)	December 31, 2023	December 31, 2022
Earnings and Profitability:
Interest income	$253,754	$198,413
Interest expense	38,369	4,840
Net interest income	215,385	193,573
Provision for credit losses	9,407	6,450
Noninterest income	14,914	6,178
Noninterest expense	104,339	93,560
Income before taxes	116,553	99,741
Net income	$88,314	$75,090

Diluted earnings per share	$116.61	$96.55
Return on average assets	1.68%	1.41%
Return on average equity	17.05%	16.04%

Loan yield	5.84%	5.00%
Cost of average total deposits - core deposits	0.80%	0.09%
Net interest margin - tax equivalent	4.30%	3.81%
Effective tax rate	24.23%	24.72%
Efficiency ratio	45.31%	46.84%
Book value per share	$735.00	$631.63

Balance Sheet:
Total assets	$5,308,928	$5,327,399
Cash and cash equivalents	410,642	588,257
Total securities	1,000,200	998,210
of which available for sale	182,512	152,864
of which held to maturity	817,688	845,346
Gross Loans	3,665,397	3,521,718
Allowance for credit losses - Loans	74,965	66,885
Total deposits	4,668,095	4,759,269
Borrowings	-	-
Subordinated debentures	10,310	10,310
Total shareholders' equity	$549,755	$485,308

Loan-to-deposit ratio	78.52%	74.00%
Percentage of checking deposits to total deposits	51.76%	60.59%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	12.36%	11.57%
Tier 1 capital to risk-weighted assets	12.58%	11.80%
Risk-based capital to risk-weighted assets	13.84%	13.06%
Tier 1 leverage capital ratio	10.43%	9.36%
Tangible Common Equity Ratio (2)	10.13%	8.87%

(1)	Capital information is preliminary for December 31, 2023
(2)	Non-GAAP measurement

Non-GAAP measurement reconciliation:
(Dollars in thousands)	December 31, 2023	December 31, 2022

Shareholders' equity	$549,755	$485,308
Less: Intangible assets	13,419	13,992
Tangible common equity	$536,336	$471,316

Total Assets	$5,308,928	$5,327,399
Less: Intangible assets	13,419	13,992
Tangible assets	$5,295,509	$5,313,407

Tangible common equity ratio(1)	10.13%	8.87%

(1)	Tangible common equity divided by tangible assets